Exhibit 21.1

Subsidiaries of the Registrant

d
Name of Subsidiary	State or Other Jurisdiction
Outlook Therapeutics Pty Ltd	Australia
Outlook Therapeutics Limited (dormant subsidiary)	England and Wales

This list does not include joint ventures in which the Company has an ownership interest.